Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

October 15, 2013

Carnival Corporation

3655 N.W. 87th Avenue

Miami, Florida 33178-2428

United States of America

Carnival plc

Carnival House

5 Gainsford Street

London, SE1 2NE

United Kingdom

Re:	Carnival Corporation and Carnival plc

$700,000,000 3.950% Senior Notes due 2020

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, file nos. 333-179936 and 333-179936-01 (the “Registration Statement”), of Carnival Corporation, a corporation organized under the laws of the Republic of Panama (the “Company”), and Carnival plc, a company incorporated and registered under the laws of England and Wales (the “Guarantor”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of debt securities of the Company and guarantees by the Guarantor of the debt securities, the prospectus included therein, the prospectus supplement, dated October 9, 2013, filed with the Commission on October 11, 2013 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $700,000,000 aggregate principal amount of the Company’s 3.950% Senior Notes due 2020 (the “Notes”).

The Notes have been issued pursuant to the Indenture, dated as of December 6, 2012, among the Company, the Guarantor and U.S. Bank National Association, as Trustee (the “Trustee”), as previously amended by the Supplemental Indenture, dated as of December 6, 2012, among the Company, the Guarantor and the Trustee (as so amended, the “Base Indenture”), as supplemented by the Third Supplemental Indenture, dated as of October 15, 2013, relating to the Notes (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee, and are guaranteed pursuant to the terms of the Indenture and the notation endorsed on the Notes by the Guarantor (the “Guarantees”).

Carnival Corporation

Carnival plc

October 15, 2013

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Third Supplemental Indenture, the Notes, the Guarantees and such other documents, corporate records, certificates of officers of the Company and the Guarantor and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantor and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and the Guarantees of the Notes are legal, valid and binding obligations of the Guarantor obligated thereon, enforceable against such Guarantor in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

Carnival Corporation

Carnival plc

October 15, 2013

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party, or (iii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP